JOY GLOBAL INC.	News Release

Contacts:
Joy Global - Donald C. Roof Chief Financial Officer 414-319-8517	FRB|Weber Shandwick - Georganne Palffy Analyst Contact 312-640-6768

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS
FOR SECOND QUARTER 2003

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  Net sales increase 3 percent
  Net income totals $2.4 million or $.05 per share
  Cash balances continue to increase and reach $103 million
  EBITDA of $25.1 million vs. $28.1 million last year
  Operating earnings increase 6 percent to $11.1 million
  Company will pre-fund certain pension obligations

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Milwaukee, WI - May 29, 2003 - Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the second quarter ended May 3, 2003. Net sales for the quarter totaled $299 million, compared to sales in the second quarter of last year of $289 million. This increase in net sales was directly attributable to a 16 percent increase in revenues derived from the company's surface mining equipment business, P&H Mining Equipment. Operating earnings and EBITDA amounted to $11.1 million and $25.1 million, respectively, for the quarter, versus $10.4 million and $28.1 million, respectively, in the corresponding quarter of 2002. Current year results were impacted by increased pension costs of more than $5 million for the quarter. Improvements in the absorption of manufacturing costs at P&H were offset by underabsorption of such costs at the company's underground mining machinery business, Joy Mining Machinery. Operating earnings in the second quarter of last year included fresh-start inventory charges of $4.9 million.

Net income for the quarter totaled $2.4 million, or $.05 per fully diluted share. In the second quarter of last year, net losses totaled $3.6 million, or $.08 per share. Prior year results were affected by both the fresh-start inventory charges and an $8.1 million pre-tax charge for the early retirement of debt.

"Our results in the second quarter reflect continued production restraints by both the coal and copper commodity markets served by our customers," commented John Nils Hanson, Chairman, President and CEO. "Net sales increased in our surface operations due to selected strength in shovel sales and aftermarket revenues. We remain confident that coal-related revenues derived from both original equipment and aftermarket sales will rebound in the second half of fiscal 2003 as conditions improve for our domestic customers.

"Although operating within the constraints of weak commodities markets, I am pleased that we once again increased our cash balances during the quarter. This increase occurred despite using $12.3 million to buy out a minority interest in one of our Australian subsidiaries and making our semi-annual bond interest payment of almost $9 million. It reflects strong efforts on the part of our employees to increase customer progress payments," Hanson continued.

P&H Mining Equipment

Net sales for the quarter at P&H Mining Equipment totaled $122 million, an increase of 16% from sales in the second quarter of fiscal 2002 of $105 million. This increase reflects improved original equipment and parts revenues. Parts sales increases were largely driven by distributed alliance partner parts and parts sales on competitors' equipment. EBITDA increased by 75 percent, totaling $10.5 million for the quarter versus $6.0 million in the corresponding quarter last year. Operating income was $5.2 million in the second quarter this year versus an operating loss of $2.2 million in the corresponding quarter last year. Included in the prior year operating loss was a fresh-start inventory charge totaling $2.9 million. Gross margins for the quarter were slightly weaker, reflecting higher percentages of original equipment and the mix of the increased parts sales as described earlier.

Regarding copper market conditions and their impact on P&H, Mr. Hanson commented, "We are cautiously optimistic, based on the receipt of a couple of copper-related shovel orders and the announced plans of some copper producers to increase production in 2003. However, until a sustained economic recovery in the United States occurs and significant reductions in inventory stockpiles take place, leading to lasting improvements in copper pricing, the full return of copper production in existing mines, or major mine expansions, is unlikely to occur."

Joy Mining Machinery

Net sales for the second quarter at Joy Mining Machinery totaled $177 million, compared to sales in the second quarter of 2002 of $185 million. This decrease was primarily due to continued delays in the recovery of domestic coal markets and was particularly evident in the continuous miner and aftermarket revenue portions of the business. EBITDA amounted to $20.3 million for the second quarter of 2003 versus $26.2 million in the corresponding quarter last year. Operating income was $11.7 in the second quarter this year versus operating income of $16.7 million in the corresponding quarter last year. Included in the prior year operating results was a fresh-start inventory charge totaling $2.0 million.

Mr. Hanson commented, "The delay in the recovery of the domestic coal related markets continues to negatively impact our operating results. Coal production in the U.S., particularly underground production, remained lower in the second quarter than the already depressed conditions of a year ago. Our original equipment order rates continued to strengthen selectively during the quarter, and we expect that our factory production rates in the second half will improve. However, component repair orders have shown little, if any, improvement to this point."

Other Items

The company has elected to pre-fund pension obligations for its domestic pension plans by making an additional payment in July of approximately $40 million. This pre-funding is expected to reduce domestic funding requirements in fiscal 2004 to less than $5 million. Total pension funding requirements for the two year period are expected to be as much as $50 million less in total than would be required without the pre-funding. Funding requirements in years beyond fiscal 2004 could be material, depending on investment returns, interest rates, regulatory changes, and other factors.

The company completed the purchase during the second quarter of the minority interest in its P&H Australian subsidiary for $12.3 million. The company is also redeeming early $12.6 million in industrial revenue bonds, with payment to be made in July.

Market Overview and Outlook

"The anticipated slowdown in business in China, which I first commented on last December, began appearing in the second quarter." remarked Mr. Hanson. "Shipments into China in the first half of fiscal 2003 by Joy Mining slowed somewhat. In addition, incoming order rates slowed in the second quarter. We believe that some of this order slowdown is due to disruptions caused by the SARS situation. Mostly, we believe it is a reflection of the fact that fiscal 2002 shipments included a stocking program in China that will not repeat itself this year. Our expansion activities in the emerging markets of China, India, Russia and Poland continue and we are optimistic that these markets represent significant opportunities for us in future periods."

Mr. Hanson concluded, "We still are unable to predict the timing of the recovery in commodities markets. Domestic coal-related markets have not recovered as quickly as we had expected. While we continue to believe the recovery in domestic coal markets will occur this year, the delay in the recovery means our operating results will not strengthen as rapidly as earlier anticipated. In particular, we are uncertain of the timing of the strengthening of our aftermarket business, principally at Joy Mining. Therefore, conditions for at least the third quarter will reflect little change from the second quarter. Increased pension, health care, and business insurance costs will continue during the upcoming year. We believe that targets for sales in the range of $1.15-1.25 billion, EBITDA in the range of $100-115 million, operating earnings in the range of $43-58 million (including depreciation and amortization of $52 million and restructuring charges of $5 million), and earnings per share in the range of $.23-.43 are reasonable for the upcoming 12 months. Cash balances over the remainder of fiscal 2003 will be affected by the pension funding and bond repurchase discussed above, as well as by reductions in customer progress payments as certain original equipment products are shipped."

Second Quarter Conference Call

Management will discuss second quarter 2003 results on a conference call to be held at 11:00 AM EDT on May 29, 2003. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S., and 706-679-0637 elsewhere, both with an access code 361672#. A rebroadcast of the call will be available until the close of business on June 12, 2003 by dialing 800-642-1687 or 706-645-9291, access code 361672#. Additionally, a webcast of the call will be accessible until June 26, 2003 on the Joy Global Inc. web site at: http://www.joyglobal.com/investorrelations/confcalls.jsp.

About The Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.

EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before fresh-start, restructuring charges,and losses on the early retirement of debt. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because it is used in financial covenants under our credit facilities and management believes it a useful indicator of our operating results and our ability to meet debt service requirements. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation from operating income computed under GAAP to EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information or future events. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the timing of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under- or over-absorption of manufacturing expenses; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could have a material adverse effect on our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; the need to comply with covenants in our debt agreements may limit cash flow available to invest in the ongoing needs of our businesses; our growth may be hindered if we are unable to retain qualified employees; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	May 3, 2003	May 4, 2002	May 3, 2003	May 4, 2002

Net sales	$298,888	$289,206	$538,049	$575,577
Costs and expenses:
Cost of sales	226,956	230,686	412,992	500,967
Product development, selling and administrative expenses	60,112	48,915	115,708	109,897
Restructuring charges	991	-	2,168	-
Other income	(224)	(834)	(590)	(1,046)
Operating income (loss)	11,053	10,439	7,771	(34,241)

Interest expense,net	(5,560)	(7,842)	(11,505)	(15,332)
Income (loss) before reorganization items and early retirement of debt	5,493	2,597	(3,734)	(49,573)

Reorganization items	(96)	798	(96)	5,761
Loss on early retirement of debt	-	(8,100)	-	(8,100)
Income (loss) before income taxes and minority interest	5,397	(4,705)	(3,830)	(51,912)

Benefit (provision) for income taxes	(3,000)	1,730	700	20,180
Minority interest	-	(635)	-	(1,013)
Net income (loss)	$2,397	$(3,610)	$(3,130)	$(32,745)

Net income (loss) per share:
Basic	$0.05	$(0.08)	$(0.06)	$(0.66)
Diluted	$0.05	$(0.08)	$(0.06)	$(0.66)

Weighted average shares outstanding:
Basic	50,228	50,221	50,228	50,110
Diluted	50,297	50,221	50,228	50,110

Note: Quarterly financial information, including a Condensed Statement of Cash Flows and accompanying notes, will be available on the Company’s quarterly report on Form 10Q to be filed with the Securities and Exchange Commission on or before June 17, 2003.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	May 3, 2003	November 2, 2002
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$103,474	$70,906
Accounts receivable, net	183,687	171,534
Inventories	432,209	418,557
Other current assets	36,132	39,110
Total current assets	755,502	700,107

Property, plant and equipment, net	225,420	233,174
Intangible assets, net	184,401	190,541
Other assets	137,382	133,517
Total assets	$1,302,705	$1,257,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term debt	$17,066	$3,032
Trade accounts payable	84,140	73,492
Employee compensation and benefits	96,104	54,490
Income taxes payable	23,520	32,102
Advance payments and progress billings	56,001	26,244
Other accrued liabilities	127,561	128,045
Total current liabilities	404,392	317,405

Long-term debt	202,866	215,085

Other non-current liabilities	330,333	363,003

Minority interest	-	11,230

Shareholders’ equity	365,114	350,616

Total liabilities and shareholders’ equity	$1,302,705	$1,257,339

Note: Quarterly financial information, including a Condensed Statement of Cash Flows and accompanying notes, will be available on the Company’s quarterly report on Form 10Q to be filed with the Securities and Exchange Commission on or before June 17, 2003.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands except per share amounts)

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BREAKDOWN OF SALES REVENUE:	Quarter ended		Six Months Ended

	May 3,	May 4,	May 3,	May 4,
	2003	2002	2003	2002

Net Sales By Operation:
Underground Mining Machinery	$ 177,168	$ 184,653	$ 307,653	$ 382,171
Surface Mining Equipment	121,720	104,553	230,396	193,406
Total Sales By Operation	$ 298,888	$ 289,206	$ 538,049	$ 575,577
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Net Sales By Product Stream:
Aftermarket Revenues	$ 211,293	$ 214,362	$ 391,563	$ 405,204
Original Equipment	87,595	74,844	146,486	170,373
Total Sales By Product Stream	$ 298,888	$ 289,206	$ 538,049	$ 575,577
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Net Sales By Geography:
United States	$ 195,006	$ 161,510	$ 318,161	$ 341,333
Rest of World	103,882	127,696	219,888	234,244
Total Sales By Geography	$ 298,888	$ 289,206	$ 538,049	$ 575,577
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EPS RECONCILIATION:
Earnings (Loss) Per Share
Reported Diluted EPS	$ 0.05	$ (0.08)	$ (0.06)	$ (0.66)
Effect of Fresh-Start Inventory Adjustment (1)	-	0.06	-	0.61
Loss on Early Retirement of Debt (2)	-	0.10	-	0.10
Elimination of Minority Interest	-	0.01	-	0.02
Adjusted Earnings (Loss) Per Share after listed items (3)	$ 0.05	$ 0.09	$ (0.06)	$ 0.07
Average Number of Shares Outstanding	50,297	50,221	50,228	50,110
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RECONCILIATION OF OPERATING EARNINGS TO EBITDA:
Underground Mining Machinery:
Operating Income (Loss)	$ 11,659	$ 16,712	$ 11,624	$ (3,907)
Depreciation	4,933	4,732	9,839	9,692
Amortization	2,910	2,699	5,842	11,201
Fresh-Start Inventory Adjustment	-	2,020	-	31,089
Restructuring Charges	835	-	835	-
Underground Mining Machinery EBITDA	$ 20,337	$ 26,163	$ 28,140	$ 48,075
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Surface Mining Equipment:
Operating Income (Loss)	$ 5,216	$ (2,160)	$ 6,281	$ (21,692)
Depreciation	4,056	4,270	8,233	8,624
Amortization	1,086	1,030	2,165	3,756
Fresh-Start Inventory Adjustment	-	2,871	-	20,234
Restructuring Charges	156	-	1,333	-
Surface Mining Equipment EBITDA	$ 10,514	$ 6,011	$ 18,012	$ 10,922
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Consolidated:
Operating Income (Loss)	$ 11,053	$ 10,439	$ 7,771	$ (34,241)
Depreciation	9,029	9,055	18,156	18,421
Amortization	3,996	3,729	8,007	14,957
Fresh-Start Inventory Adjustment	-	4,891	-	51,323
Restructuring Charges	991	-	2,168	-
Consolidated EBITDA	$ 25,069	$ 28,114	$ 36,102	$ 50,460

NOTES:

  Calculation is based on gross amount of the inventory adjustment net of effective tax rate of 40%.
  Calculation is based on gross amount of the loss on early retirement of debt net of effective tax rate of 40%.
  Adjusted EPS shown excludes any positive effects from the elimination of increased depreciation and amortization expense arising from the application of fresh-start accounting, or the benefits of available net operating losses in determining cash vs. book taxes.

	Quarter ended		Six Months Ended

	May 3,	May 4,	May 3,	May 4,
	2003	2002	2003	2002

CASH FLOW DATA:
Depreciation and Amortization (1)	13,912	13,615	27,937	35,065
Changes in Working Capital Items	2,914	8,941	12,148	(8,939)
Property, Plant and Equipment Acquired	5,778	4,896	8,486	8,224
Cash Interest Paid	10,532	10,176	11,424	14,890
Cash Taxes Paid	7,716	8,605	12,493	13,311
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BOOKINGS DATA:
Underground Mining Machinery	$ 182,182	$ 189,617	$ 349,314	$ 393,393
Surface Mining Equipment	129,603	113,268	238,905	210,412
Total Bookings	$ 311,785	$ 302,885	$ 588,219	$ 603,805
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	Amounts as of
	May 3,	February 1,	November 2,	October 31,
	2003	2003	2002	2001

BACKLOG DATA:
Underground Mining Machinery	$ 167,847	$ 162,833	$ 126,186	$ 186,705
Surface Mining Equipment	139,270	131,387	130,761	45,855
Total Backlog	$ 307,117	$ 294,220	$ 256,947	$ 232,560

NOTES:

  Including the amortization of financing fees.